Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

FOR IMMEDIATE RELEASE	Contact:	David Christensen
CFO
507-387-3355

Jennifer Spaude
Investor Relations
507-386-3765

HickoryTech Reports Second Quarter 2008 Results

Net Income increases 40 percent sequentially, Reaffirms 2008 Guidance

MANKATO, Minn., July 28, 2008—HickoryTech Corp. (Nasdaq: HTCO) today reported financial results for the second fiscal quarter ended June 30, 2008.  The company reported second quarter revenue of $39.7 million, a decline from the $45.6 million revenue of the second quarter 2007, which included a larger equipment order and one-time settlement revenue of $1.9 million from a large interexchange carrier.  Sequentially, revenue increased 11 percent from the $35.9 million reported in the first quarter of fiscal 2008. For the six-month period, revenue totaled $75.6, an 8 percent decline from the $82.5 million reported one year ago due to higher equipment revenue and the one-time settlement reported in the second quarter of fiscal 2007.

“HickoryTech achieved another solid quarter with continued momentum in net income, operating growth and positive sequential revenue growth,” said John Finke, HickoryTech’s president and chief executive officer.  “Contributing to the quarter’s success is our strong focus on business-to-business solutions, specifically recurring services revenue within our Enventis Sector.”

Net income for the second quarter 2008 totaled $2.5 million, or $0.19 per diluted share – a decline compared to the $3.2 million for the same period one year ago.  Excluding the one-time settlement with a large interexchange carrier, net income for the second quarter increased 16 percent year over year.  Sequentially, net income for the second quarter improved 40 percent from $1.8 million reported in the previous quarter.  For the six-month period, net income totaled $4.3 million, or $0.32 per diluted share.  Excluding the one-time interexchange settlement, net income rose 9 percent from the same period one year ago.

Enventis Sector net income totaled $1.7 million for the second quarter 2008, up 68 percent from the same quarter in 2007.

Consolidated operating income for the quarter totaled $5.9 million – a decrease compared to the $7.7 million second quarter of 2007, which included non-recurring settlement revenue of $1.9 million.  Excluding this settlement in 2007, the year-over-year comparison demonstrates a 2 percent increase in second quarter operating income. Improvements in interest expense offset the decline in operating income.

Telecom Sector (before inter-segment eliminations), as compared to same period 2007

Pre-elimination Telecom Sector revenue was $18.2 million, a decline of $2.4 million or 12 percent.  Second quarter 2007 revenue included a non-recurring $1.9 million interexchange carrier settlement, which was recorded in Network Access revenue.  The Telecom Sector’s second quarter 2008 results were impacted by network access declines and disputes, heightened competition within local service, double-digit broadband growth and bill processing increases.

— more —

•                 Network access revenue was $6.0 million, a decrease of $3.4 million.  Excluding the $1.9 million non-recurring settlement of 2007, the year-over-year decline totaled $1.5 million, or 20.5 percent, for the second quarter.  This decline was due to interstate rate changes, which went into effect July 1, 2007, lower minutes of use and line losses. The decline in revenue was elevated by disputes with carriers or settlement agencies of $646,000, with $475,000 of this being non-recurring in nature.

•                 Local service revenue declined 3.3 percent and local lines declined 6.2 percent, both the result of increased competition in our telecom markets.

•                 Broadband revenue grew 23 percent to $2.8 million versus $2.3 million.  This revenue, which includes DSL, Data and Digital TV services, again outpaced the decline in local service revenue.  DSL subscribers increased 9 percent, totaling 18,126, while Digital TV services grew 42 percent totaling 7,353 subscribers.

Enventis Sector (before inter-segment eliminations), as compared to same period 2007

Enventis Sector revenue before eliminations totaled $21.9 million, a decline of $3.4 million or 13 percent to the comparative quarter which included large equipment orders.  Enventis operating income for the second quarter totaled $2.8 million, an increase of $1.2 million or 72 percent compared with the same quarter in 2007, with a similar increase in Enventis net income.

•                 Equipment sales within Enterprise Network Services (ENS) for the second quarter 2008 totaled $12.7 million, a decrease of $5.2 million or 29 percent from a year ago, which included a large equipment order.

•                 Service revenue within ENS, which includes professional services, increased $1 million or 46 percent.

•                 Enterprise Transport Services (ETS), network based services, revenue increased 15 percent to $6 million, attributed to strong transport growth and increased demand for our hosted unified communication solution.

•                 Both product lines of Enventis, ENS and ETS, demonstrated significant operating income growth in 2008 over the comparative quarter and first half of 2007.

Capital Expenditures and Debt

HickoryTech reported capital expenditures of $4.5 million for the second quarter of 2008 and $8 million year-to-date in 2008.  Investments supported fiber and IP network upgrades, Digital TV expansion and success-based network sales.  Investments increased $1.2 million as compared to the second quarter 2007 and $1.9 million more than the first half of fiscal 2008.  Debt balance (long-term and current portion) totaled $133.7 million as of June 30, 2008, a $4.4 million increase from the beginning of the year.

2008 Guidance

HickoryTech reaffirmed its previously stated 2008 full-year guidance:

•                 Revenue is expected to range from $158 million to $164 million

•                 Net Income is expected to range from $7.6 million to $8.4 million

•                 CAPEX is expected to range from $18 million to $20 million for the year

•                 Year-end debt balance is expected to range from $126 million to $129 million

“While we are cautious about the economy, we are excited about the strong momentum and backlogs within our business services,” said Finke.  “Our focus on revenue diversification and growing our business and broadband services has strengthened our Company and offset anticipated declines in network access.  We look to continue to leverage our position as a market leader by providing integrated, cost-effective communication solutions.”

Webcast Details

Further information on the second quarter 2008 results will be discussed during the Company’s quarterly conference call and webcast with investors on Tuesday, July 29, 2008 at 9 a.m. CT.  The dial-in number for the call is (866) 356-4281 (U.S. and Canada) and the participant pass code is “HickoryTech”.  A simultaneous webcast of the call and downloadable presentation will be available through a link on the Investor Relations page at www.hickorytech.com.

About HickoryTech

HickoryTech Corporation (NASDAQ:  HTCO), headquartered in Mankato, Minn., offers integrated communication products and services to business and residential customers over a regional fiber network.  The company, founded in 1898, has approximately 420 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV, and IP networking services to residential and business customers.  In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. The Enventis Sector provides IP-based voice, data and network solutions to businesses across a five-state region. For more information, visit www.hickorytech.com.

Forward Looking Statement

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Consolidated Statement of Operations

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in thousands)	2008	2007	2008	2007
Revenues:
Telecom Sector	$17,999	$20,448	$36,293	$39,485
Enventis Sector
Equipment revenue	12,709	17,869	22,877	29,303
Services revenue	9,037	7,285	16,475	13,741
Total Enventis Sector	21,746	25,154	39,352	43,044
Total revenues	39,745	45,602	75,645	82,529

Costs and Expenses:
Cost of sales, equipment, excluding depreciation and amortization	10,718	16,559	19,415	26,873
Cost of services, excluding depreciation and amortization	12,627	10,778	24,319	21,695
Selling, general and administrative expenses	5,463	5,891	11,147	11,727
Depreciation	4,757	4,432	9,426	8,936
Amortization of intangibles	289	289	578	578
Total costs and expenses	33,854	37,949	64,885	69,809

Operating income	5,891	7,653	10,760	12,720

Interest and other income	15	47	42	131
Interest expense	(1,478)	(2,031)	(3,175)	(4,213)

Income before income taxes	4,428	5,669	7,627	8,638
Income taxes	1,931	2,415	3,349	3,616
Income from continuing operations	2,497	3,254	4,278	5,022

Discontinued operations
Loss from operations of discontinued component	—	(13)	—	(15)
Income tax benefit	—	(5)	—	(6)
Loss from discontinued operations	—	(8)	—	(9)

Net income	$2,497	$3,246	$4,278	$5,013

Reconciliation of operating income to EBITDA:
Operating income	$5,891	$7,653	$10,760	$12,720
Add:
Depreciation	4,757	4,432	9,426	8,936
Amortization of intangibles	289	289	578	578
EBITDA	$10,937	$12,374	$20,764	$22,234

(Not in thousands)

Basic earnings per share - continuing operations:	$0.19	$0.25	$0.32	$0.38
Basic loss per share - discontinued operations:	—	—	—	—
	$0.19	$0.25	$0.32	$0.38

Basic weighted average common shares outstanding	13,324,200	13,247,508	13,312,804	13,241,079

Diluted earnings per share - continuing operations:	$0.19	$0.25	$0.32	$0.38
Diluted loss per share - discontinued operations:	—	—	—	—
	$0.19	$0.25	$0.32	$0.38

Diluted weighted average common and equivalent shares outstanding	13,326,719	13,247,508	13,317,145	13,241,079

Dividends per share	$0.12	$0.12	$0.24	$0.24

Consolidated Balance Sheet

(unaudited)

(Dollars in Thousands)	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$920	$171
Receivables, net of allowance for doubtful accounts of $958 and $1,184	32,187	28,357
Inventories	9,273	7,054
Income tax receivable	—	1,013
Deferred income taxes	1,334	1,334
Prepaid expenses	1,640	1,713
Other	858	1,196
Total current assets	46,212	40,838

Investments	4,066	3,830

Property, plant and equipment	329,365	322,249
Less accumulated depreciation	177,725	169,318
Property, plant and equipment, net	151,640	152,931

Other assets:
Goodwill	25,239	25,239
Intangible assets, net	1,405	1,983
Deferred costs and other	2,452	2,674
Total other assets	29,096	29,896

Total assets	$231,014	$227,495

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Extended term payable	$13,041	$14,443
Accounts payable	4,027	4,538
Accrued expenses	7,098	7,740
Accrued income taxes	364	—
Advanced billings and deposits	5,226	5,158
Current maturities of long-term obligations	1,341	731
Total current liabilities	31,097	32,610

Long-term liabilities:
Debt obligations, net of current maturities	132,313	128,475
Financial derivative instruments	1,053	1,451
Accrued income taxes	7,930	7,747
Deferred income taxes	15,072	14,901
Deferred revenue	1,506	1,527
Accrued employee benefits and deferred compensation	8,925	8,852
Total long-term liabilities	166,799	162,953

Total liabilities	197,896	195,563

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, no par value, $.10 stated value
shares authorized: 100,000
Shares issued and outstanding: 13,330 in 2008 and 13,285 in 2007	1,333	1,329
Additional paid-in capital	11,527	11,031
Retained earnings	21,724	20,639
Accumulated other comprehensive (loss)	(1,466)	(1,067)

Total shareholders’ equity	33,118	31,932

Total liabilities and shareholders’ equity	$231,014	$227,495

Telecom Sector Recap

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in thousands)	2008	2007	2008	2007
Revenues:
Local Service	$4,086	$4,227	$8,217	$8,675
Network Access	5,952	9,378	12,777	16,737
Long Distance	1,197	1,297	2,387	2,629
Data	1,903	1,715	3,751	3,391
Internet	1,189	1,130	2,267	2,256
Digital TV	858	536	1,602	1,025
Directory	1,004	899	2,004	1,784
Bill Processing	905	514	1,499	1,203
Intersegment	161	111	291	218
Other	905	752	1,789	1,785
Total Telecom Revenues	$18,160	$20,559	$36,584	$39,703

Costs and expenses:
Cost of services, excluding depreciation and amortization	7,845	7,158	15,492	15,013
Selling, general and administrative expenses	3,301	3,373	6,605	6,646
Depreciation and amortization	4,008	3,789	7,934	7,702

Operating income	$3,006	$6,239	$6,553	$10,342

Net income	$1,747	$3,736	$3,815	$6,175

Capital expenditures	$2,545	$2,288	$4,965	$3,934

Key Metrics
Business access lines	27,023	27,306
Residential access lines	35,872	39,716
Total access lines	62,895	67,022
Long distance customers	40,565	41,287
DSL customers	18,126	16,677
Digital TV customers	7,353	5,194

Enventis Sector Recap

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(Dollars In thousands)	2008	2007	2008	2007
Revenue before eliminations:
ENS equipment revenue	$12,709	$17,869	$22,877	$29,303
ENS services revenue	3,056	2,099	5,121	3,842
ETS services revenue	5,981	5,186	11,354	9,899
Intersegment	128	85	266	147
	$21,874	$25,239	$39,618	$43,191

Cost of sales, equipment
(excluding depreciation and amortization)	10,718	16,559	19,415	26,873
Cost of services
(excluding depreciation and amortization)	4,880	3,786	9,159	6,984
Selling, general and administrative expenses	2,413	2,318	4,740	4,503
Depreciation and amortization	1,025	927	2,045	1,802

Operating income	$2,838	$1,649	$4,259	$3,029
Net income	$1,660	$990	$2,494	$1,812

Capital expenditures	$1,984	$1,017	$2,977	$2,101

Enventis Product Line

	Three Months Ended June 30				Six Months Ended June 30
	Network Services		Transport Services		Network Services		Transport Services
(Dollars in thousands)	2008	2007	2008	2007	2008	2007	2008	2007

Revenue before intersegment eliminations:
Equipment revenue	$12,709	$17,869	$—	$—	$22,877	$29,303	$—	$—
Services revenue	3,056	2,099	5,981	5,186	5,121	3,842	11,354	9,899
Intersegment	—	—	128	85	—	—	266	147
	$15,765	$19,968	$6,109	$5,271	$27,998	$33,145	$11,620	$10,046

Cost of sales, equipment
(excluding depreciation and amortization)	10,714	16,554	4	5	19,406	26,864	9	9
Cost of services
(excluding depreciation and amortization)	2,143	1,253	2,737	2,533	3,975	2,180	5,184	4,804
Selling, general and administrative expenses	1,273	1,171	1,140	1,147	2,532	2,269	2,208	2,234
Depreciation and amortization	123	153	902	774	244	248	1,801	1,554

Operating income	$1,512	$837	$1,326	$812	$1,841	$1,584	$2,418	$1,445
Net income	$885	$502	$775	$488	$1,078	$947	$1,416	$865

Capital expenditures	$156	$112	$1,828	$905	$289	$80	$2,688	$2,021

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